UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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DOMO, INC.

(Name of Registrant as Specified In Its Charter)

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DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Tuesday, June 4, 2019

TO THE HOLDERS OF COMMON STOCK
OF DOMO, INC.:
Domo, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Tuesday, June 4, 2019, 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, Utah 84003, for the following purposes which are more fully described in the accompanying Proxy Statement:
1.    To elect as directors the nominees named in this proxy statement to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020; and
3.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Domo, Inc. has fixed the close of business on April 8, 2019 as the record date for the meeting. Only stockholders of record of our common stock on April 8, 2019 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 4, 2019. The proxy statement and the accompanying 2019 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/22257/.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via mail.
We appreciate your continued support of Domo, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.
By order of the board of directors,
Joshua G. James
Founder and Chief Executive Officer
Silicon Slopes, Utah
May 20, 2019

DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Tuesday, June 4, 2019

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 4, 2019 and any postponements, adjournments or continuations thereof. We will hold the Annual Meeting at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003, on June 4, 2019 at 9:00 a.m. Mountain Time.

The proxy statement, the accompanying proxy card or voting instruction card, and the 2019 Annual Report to Stockholders were first mailed to stockholders on or about May 20, 2019. This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who is soliciting my vote?

The board of directors of Domo, Inc. is soliciting your vote in connection with the Annual Meeting.

What matters am I voting on?

You will be voting on:

•	the election, as directors, of the nominees named in this proxy statement to hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020; and

•    any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•    FOR the nominees named in this proxy statement for election as directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2020.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2019, the record date, may vote at the Annual Meeting. As of the record date, we had 3,263,659 shares of Class A common stock and 24,048,248 shares of Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. In deciding all matters at the Annual Meeting, each stockholder will be entitled to forty votes for each shares of Class A common stock and one vote for each share of Class B common stock held on the record date. We do not have cumulative voting rights for the election of directors. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are two ways to vote:

•    by completing and mailing your proxy card (if you received printed proxy materials); or

•    by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•    returning a later-dated proxy card;

•	notifying the corporate secretary of Domo, Inc., in writing, at the address listed on the front page; or

•    completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Ms. Julie Kehoe and Mr. Peter Lowry as proxy holders. When you properly date, execute and return your proxy card, the proxy holders will cast votes for your shares at the Annual Meeting as you instruct. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See “Can I change my vote?” above.
How do we count votes?
The Inspector of Election appointed by our board of directors for the Annual Meeting is responsible for counting votes. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withhold” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” for more information.
What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.
How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “For” are elected as directors. Any shares not voted “For” a particular nominee (whether as a result of withholding or a broker non-vote) are not counted in such nominee’s favor and have no effect on the election outcome.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal.

How do we solicit proxies for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 (Proposal No. 2) is considered routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. The election of directors (Proposal No. 1) is considered non-routine under applicable rules. Absent direction from you, your broker will not have discretion to vote on the election of directors, and therefore there may be broker non-votes in connection with this proposal.

Is my vote confidential?

We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Domo, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Domo, Inc. only send a single copy, of the proxy materials, you may contact us as follows:
Domo, Inc.
Attention: Investor Relations
772 East Utah Valley Drive

American Fork, UT 84003
(801) 899-1000

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than January 21, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:

Domo, Inc.
Attention: Corporate Secretary
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2020 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•    not earlier than March 6, 2020; and

•    not later than the close of business on April 5, 2020.

In the event that we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2019 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•    the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.

Nomination of Director Candidates

Stockholders may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Domo, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under “— Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting

We will hold our annual meeting on Tuesday, June 4, 2019 at 9:00 a.m. Mountain Time, at 767 Auto Mall Drive, Suite 3, American Fork, UT 84003.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” we will ask you to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently comprises seven members. Six of our directors are independent under the Nasdaq listing standards. Messrs. James and Raj were initially elected to our board of directors pursuant to a voting agreement that automatically terminated by its terms upon the completion of our initial public offering (“IPO”). Our certificate of incorporation and bylaws to be in effect upon the completion of this offering provide that until the outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, the number of our directors shall be at least one and may be fixed from time to time by resolution of our stockholders.

Until the outstanding shares of our Class A common stock represent less than a majority of the combined voting power of common stock, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. Following the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class. At such times as we have a classified board of directors, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of May 20, 2019.

Nominees	Age	Position
Joshua G. James(3)	45	Founder, Chief Executive Officer and Chairman
Fraser Bullock(2)	64	Director
Carine S. Clark(2)	56	Director
Daniel Daniel(1)	44	Director
Dana Evan(1)	59	Director
Mark Gorenberg(1)(3)	64	Director
Nehal Raj(2)	40	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Nominees for Director

Joshua G. James, our founder, has served as our chief executive officer and as a member of our board of directors since 2010. Mr. James was the co-founder of Omniture, and from 1996 to 2009, he served as the chief executive officer. Mr. James has served on the board of directors of various privately held and public companies. He founded Silicon Slopes, an initiative with the mission to promote the interests of Utah’s high-tech industry and is a board member of Parity.org, where he was a co-founder of the Parity Pledge initiative. Mr. James attended Brigham Young University for three and a half years and studied entrepreneurship. We believe Mr. James’ perspective, experience and institutional knowledge as our founder and chief executive officer qualify him to serve as director.

Fraser Bullock has served as a member of our board of directors since July 2011. Mr. Bullock is a senior advisor and one of the co-founders of Sorenson Capital, a private equity firm, and also served as its Managing Director from January 2004 to December 2015. From 2003 to 2009, Mr. Bullock served on the board of directors of Omniture, Inc. Mr. Bullock joined the Salt Lake Organizing Committee for the Olympic Winter Games of 2002 in 1999 as its Chief Operating Officer and in 2002 was appointed President and Chief Executive Officer. Mr. Bullock has also served as President of Visa Interactive, was one of the original partners of Bain Capital and previously held various positions at Bain & Company. He serves as a director of a number of privately held companies. Mr. Bullock holds a B.A. in Economics and an M.B.A. from Brigham Young University. We believe Mr. Bullock's experience as a co-founder of a private equity firm and as a director of various companies qualifies him to serve on our board of directors.

Carine Clark has served as a member of our board of directors since March 2019. Ms. Clark has served as president and chief executive officer at Banyan since 2017. She previously served as president and chief executive officer for Allegiance Software from January 2013 until it was acquired by Maritz Market Research and became Maritz CX in December 2014 and continued to serve as president and chief executive officer of MaritzCX until December 2016. She previously held chief marketing officer roles at Symantec and Altiris and various senior marketing roles at Novell. She is a member of the board of directors of a number of private companies as well as community groups and serves on the executive boards of the Utah Governor’s Office of Economic Development and Silicon Slopes. Ms. Clark holds a B.A. in organizational communications and an M.B.A. from Brigham Young University. We believe Ms. Clark’s experience as a chief executive and marketing executive at a number of technology companies, along with her experience as a director of various companies and nonprofit organizations, qualifies her to serve on our board of directors.

Daniel Daniel has served as a member of our board of directors since April 2019. Mr. Daniel was a managing director and senior investor at BlackRock from January 2011 until April 2019, where he was responsible for investments in a wide range of technology companies. Prior to joining BlackRock, he served as a special situations analyst and global hedge funds sales director at UBS. Mr. Daniel holds a B.S. in finance and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Daniel is also a CFA charterholder. We believe that Mr. Daniel’s experience analyzing and investing in the technology sector and his background in finance qualify him to serve on our board of directors.

Dana Evan has served as a member of our board of directors since May 2018. Ms. Evan has been a venture partner at Icon Ventures since 2013 and has invested in and served on the boards of directors of companies in the internet, technology and media sectors since July 2007. From May 1996 until July 2007, Ms. Evan served as chief financial officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Box, Inc., Farfetch Ltd, Proofpoint, Inc.Survey Monkey, and a privately held company. Ms. Evan also served on the board of Criteo S.A. from March 2013 until July 2017 and Fusion-io, Inc. from February 2011 until July 2014. Ms. Evan previously served on the board of directors of Everyday Health, Inc. until it was acquired by Ziff Davis in December 2016 and on the board of directors of Omniture, Inc. until it was acquired in 2009 by Adobe Systems Incorporated. Ms. Evan holds a B.S. in commerce from Santa Clara University and is a certified public accountant (inactive). Ms. Evan was selected as Director of the Year by the National Association of Corporate Directors in 2019. We believe that Ms. Evan's experience in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology, media and internet companies, along with her experience as a director of various companies, qualify her to serve on our board of directors.

Mark Gorenberg has served as a member of our board of directors since July 2011. Since November 2013, Mr. Gorenberg has been a managing director of Zetta Venture Partners. Mr. Gorenberg served as managing director of Hummer Winblad Equity Partners from 1993 to 2013 and as an associate from 1990 to 1993. Previously, Mr. Gorenberg was a Senior Software Manager in advanced product development at Sun Microsystems, Inc., a provider of network computing products and services. Mr. Gorenberg previously served on the board of directors of Omniture, Inc. from 2004 until 2009 and currently serves as a director of a number of privately held companies. He is also a member of the Corporation of the Massachusetts Institute of Technology. Mr. Gorenberg holds a B.S.

in Electrical Engineering from the Massachusetts Institute of Technology, an M.S. in Electrical Engineering from the University of Minnesota and an M.S. in Engineering Management from Stanford University. We believe Mr. Gorenberg's experience as a director of various private and public companies, along with his industry experience, qualifies him to serve on our board of directors.

Nehal Raj has served as a member of our board of directors since January 2014. Mr. Raj joined TPG in 2006, where he is a Partner and helps lead the firm’s investments in the technology sector. Prior to joining TPG, Mr. Raj was a technology private equity investor at Francisco Partners and a technology mergers and acquisitions professional at Morgan Stanley. Mr. Raj previously served as a director of IMS Health Holdings, Inc. and currently serves as a director of a number of privately held companies. He holds both a B.A. in Economics and an M.S. in Industrial Engineering and Engineering Management from Stanford University. He also holds an M.B.A from Harvard Business School. We believe Mr. Raj's experience as a private equity investor and as a director for various companies in the technology sector qualifies him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class B common stock is listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that, other than Mr. James, none of our directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market. Our board of directors also determined that Dana Evan, Daniel Daniel and Mark Gorenberg, who comprise our audit committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Stock Market. We qualify as a “controlled company” exemption under the corporate governance rules of The Nasdaq Stock Market, which exempts us from the requirement that we have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.

In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors believes that having a combined chairman and chief executive officer, along with a lead independent director, is the appropriate leadership structure for us at this point in our company’s development. We believe that this structure provides appropriate leadership and oversight of our company and facilitates effective functioning of both management and the board. Our corporate governance guidelines are posted on our website at https://www.domo.com/ir.

Risk Management
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is posted on our website at https://www.domo.com/ir.

Controlled Company Exemption
Mr. James, our founder, chief executive officer and chairman, controls a majority of the voting power of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq Stock Market corporate governance requirements. We currently rely and intend to continue to rely on the foregoing exemptions provided to controlled companies under the corporate governance rules of The Nasdaq Stock Market. Therefore, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.

Board Meetings and Committees
During the fiscal year ended January 31, 2019, the board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee
The members of our audit committee are Dana Evan, Daniel Daniel, and Mark Gorenberg, each of whom is a non-employee member of our board of directors. Our audit committee chair, Ms. Evan, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.

Our audit committee:

•	approves the hiring, discharging and compensation of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm;

•	approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviews the qualifications, independence and performance of the independent registered public accounting firm;

•	reviews our consolidated financial statements and review our critical accounting policies and estimates;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	reviews the adequacy and effectiveness of our internal controls; and

•
reviews and discusses the scope and results of the audit with the independent registered public accounting firm and review, with management and the independent accountants, our interim and annual operating results.

The audit committee held two meetings in the fiscal year ended January 31, 2019. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Global Market. A copy of the audit committee charter is available on our website at https://www.domo.com/ir.

Compensation Committee
The members of our compensation committee are Fraser Bullock, Nehal Raj and Carine Clark, each of whom is a non-employee member of our board of directors. Mr. Bullock is the chair of our compensation committee. Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The compensation committee:

•	reviews and recommends policies relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of our founder and chief executive officer and other senior officers;

•	evaluates the performance of our officers in light of established goals and objectives; recommend compensation of our officers based on its evaluations; and

•	administers the issuance of stock options and other awards under our stock plans.
The compensation committee met one time in the year ended January 31, 2019. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at https://www.domo.com/ir. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Joshua James and Mark Gorenberg. Mr. James is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The nominating and corporate governance committee:

•	evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•	assesses the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

•	reviews and makes recommendations with regard to our corporate governance guidelines.
The nominating and corporate governance committee did not meet in the year ended January 31, 2019. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the nominating and corporate governance committee charter is available on our website at https://www.domo.com/ir. Our board of directors may from time to time establish other committees.
Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. We must receive the notice no earlier than March 6, 2020 and no later than April 5, 2020. The notice must state the information required by our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Corporate Governance portion of our website at https://www.domo.com/ir. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2019, Messrs. Bullock, Gorenberg and Raj served on our compensation committee. Since March 2019, the members of our compensation committee have been Messrs. Bullock and Raj and Ms. Clark. Mr. James participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation. None of the members of our compensation committee was or is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation
We retained Compensia, a national compensation consultant, to provide our board of directors with an analysis of market data compiled from certain public technology companies and assistance in determining compensation of directors. The following table sets forth information concerning compensation paid or accrued for the fiscal year ended January 31, 2019 for services rendered to us by members of our board of directors during any part of the fiscal year ended January 31, 2019. The table excludes Mr. James, our founder and chief executive officer and director. Mr. James did not receive any compensation from us in his role as a director in the fiscal year ended January 31, 2019.

Name	Fees Earned or paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Fraser Bullock	34,688	410,000	444,688
Matthew Cohler(3)	25,313	410,000	435,313
Dana Evan	31,250	410,000	441,250
Mark Gorenberg	21,875	410,000	431,875
Nehal Raj	—	—	—
Glenn Solomon(3)	23,438	410,000	433,438

(1)	Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly.

(2)
Represents the aggregate grant-date fair value of stock option awards granted. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. For a discussion of the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column, see the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2019.

(3)	Mr. Cohler and Mr. Solomon resigned from our board of directors in March 2019.

Outside Director Compensation Policy
Our outside director compensation policy provides for the following cash compensation to our outside directors:

•	$7,500 retainer per quarter for each non-employee director;

•	$3,750 retainer per quarter for our lead non-employee director (if applicable);

•	$5,000 retainer per quarter for the chair of the audit committee or $1,875 retainer per quarter for each other member of the audit committee;

•	$2,625 retainer per quarter for the chair of the compensation committee or $1,250 retainer per quarter for each other member of the compensation committee; and

•	$1,875 retainer per quarter for the chair of the nominating and corporate governance committee or $750 retainer per quarter for each other member of the nominating and corporate governance committee.
In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides for the following equity incentive compensation program for non-employee directors.
Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $300,000.
Further, on the date of each of our annual stockholder meetings, beginning with our 2021 annual stockholder meeting, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $150,000 (provided that (1) the value of the award will be reduced to $75,000 if the director first became a non-employee director during the period beginning six months prior to the annual stockholders meeting and ending three months prior to the annual stockholders meeting, and (2) the director will not receive such an award if the director has not provided services as a non-employee director for at least three months prior to the annual stockholders meeting).

Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock subject thereto at grant. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on each of the first three anniversaries of the date the director first becomes a non-employee director, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable. In any fiscal year, a non-employee director may be paid, issued or granted cash payments and equity awards with a total value of no more than $750,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or other compensation granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) and the restricted stock unit awards granted in June 2018 to our non-employee directors other than Mr. Raj will not count toward this annual director limit.
In accordance with TPG policy, Nehal Raj has declined to receive any compensation under our Outside Director Compensation Policy.
Outside directors may not sell, pledge, assign, hypothecate, transfer or dispose of in any manner other than by will or by the laws of descent or distribution, shares of our common stock issued pursuant to an outside director award while the outside director continues to serve as a director, other than in order to pay for any tax obligations arising from the vesting and/or settlement of such award.
We also will continue to reimburse our outside directors for reasonable, customary and documented travel expenses incurred in connection with attending board and board-committee meetings.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2020. During the fiscal year ended January 31, 2019, Ernst & Young LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Domo, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2019 and 2018, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit committee.

	Year Ended January 31,
Fee Category	2019	2018
Audit fees(1)	$1,379,220	$1,871,530
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	5,085	1,750
Total fees	$1,384,305	$1,873,280

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our public offerings.

(2)
Audit-related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees include any fees billed that are not audit or audit related. These fees related to an accounting research tool.
Auditor Independence

In the fiscal year ended January 31, 2019, there were no other professional services provided by Ernst & Young LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors currently comprises three independent directors and operates under a written charter originally adopted by the board of directors in May 2018, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.

The members of the audit committee are currently Dana Evan (chair), Daniel Daniel and Mark Gorenberg. Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Ms. Evan is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held two meetings during the fiscal year ended January 31, 2019. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year ended January 31, 2019 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2019.

The audit committee of the board of directors of Domo, Inc.:

Dana Evan (Chair)
Mark Gorenberg
Daniel Daniel

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of May 20, 2019. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Joshua G. James	45	Founder, Chief Executive Officer and Chairman of the Board
Bruce Felt	61	Chief Financial Officer
Catherine Wong	43	Chief Product Officer and Executive Vice President of Engineering

There are no family relationships among any of the directors or executive officers.

Executive Officers

Joshua G. James See “Proposal No. 1—Election of Directors—Nominees for Director” for Mr. James’ biographical information.

Bruce Felt has served as our chief financial officer since August 2014. From June 2012 to June 2014, Mr. Felt served as chief financial officer of Ten-X LLC. From October 2006 to June 2012, Mr. Felt served as the chief financial officer of SuccessFactors, Inc. Mr. Felt currently sits on the board of directors of Evolent Health, Inc., Cambium Networks Corporation, Personal Capital Corp and BetterWorks. Mr. Felt was a member of the board of directors of Yodlee, Inc., a public company, from March 2014 until November 2015. Mr. Felt holds a B.S. in accounting from the University of South Carolina and an M.B.A. from Stanford University Graduate School of Business.
Catherine Wong has served as our chief product officer since November 2015 and as executive vice president of engineering since May 2018 and previously served as our senior vice president of engineering from September 2013 through October 2015. Ms. Wong served as vice president of product integration at Omniture, Inc. until its acquisition by Adobe Systems Incorporated in 2009, and then served as vice president of engineering at Adobe Systems Incorporated until September 2013. Ms. Wong has been an advisory board member of Women Tech Council since October 2007 and received the Technology Leadership Award in 2015. She holds a B.S. in Computer Science from Brigham Young University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during fiscal years ended January 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua G. James	2019	400,449	—	—	317,910	15,111	733,470
Founder, Chief Executive Officer and Director	2018	350,000	—	—	—	12,659	362,659
Bruce Felt	2019	377,244	—	807,892	198,694	33,373	1,417,203
Chief Financial Officer	2018	350,000	100,000	2,340,000	—	23,809	2,813,809
Catherine Wong	2019	354,038	—	495,900	370,895	13,819	1,234,652
Chief Product Officer and Executive Vice President of Engineering	2018	350,000	450,000	1,950,000	—	11,550	2,761,550

(1)
Amounts represent the payment of a discretionary bonus and, for Ms. Wong, additional one-time discretionary bonuses totaling $350,000 in recognition of her contributions to the Company during the fiscal year ended January 31, 2018.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted under our 2011 Equity Incentive Plan or 2018 Equity Incentive Plan to our named executive officers in each of the fiscal years ended January 31, 2019 and 2018 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2019. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(3)
The amounts reported in this column represent amounts earned and payable under the Executive Incentive Compensation Plan, or the Bonus Plan, for the fiscal year ended January 31, 2019, all of which were paid during fiscal year ending January 31, 2020, except for $291,667 paid to Ms. Wong during the fiscal year ended January 31, 2019.

(4)
Reflects matching contributions made by us under our 401(k) plan. For Mr. Felt, also reflects spousal travel, including gross ups of $5,574 in the year ended January 31, 2019 and $3,899 in the fiscal year ended January 31, 2018 for the related taxes.

Executive Employment Arrangements
Joshua G. James
We entered into an employment letter with Mr. James in June 2018. For the fiscal year ended January 31, 2019, Mr. James’ annual base salary was $400,000 and his target bonus opportunity was $300,000, based on attainment of corporate objectives for the fiscal year ended January 31, 2019. In May 2019, the compensation committee of our board of directors assessed the achievement of the corporate objectives and determined that 106% of the performance objectives had been achieved for the fiscal year ended January 31, 2019 and approved a bonus in the amount of 106% of Mr. James' target bonus amount.

Bruce Felt
We entered into an employment letter with Mr. Felt in June 2018. The employment letter further provides for our reimbursement to Mr. Felt for travel expenses, including airfare, lodging and rental car costs for him and his family between his California residence and our Utah headquarters. We provide additional payments to Mr. Felt that generally are intended to make the reimbursed travel expenses tax-neutral for Mr. Felt. For the fiscal year ended January 31, 2019, Mr. Felt received an annual base salary of $375,000 and participated in our annual bonus program at a target annual bonus opportunity in the amount of $187,500, based on attainment of corporate objectives for the fiscal year ended January 31, 2019. In March 2019, the compensation committee of our board of directors assessed the achievement of the corporate objectives and determined that 106% of the performance objectives had been achieved for the fiscal year ended January 31, 2019 and approved a bonus in the amount of 106% of Mr. Felt's target bonus amount.
Catherine Wong
We entered into an employment letter with Ms. Wong in June 2018. For the fiscal year ended January 31, 2019, Ms. Wong received an annual base salary of $354,038, and her target bonus opportunity was $350,000, based on attainment of corporate objectives for the fiscal year ended January 31, 2019. In March 2019, the compensation committee of our board of directors assessed the achievement of the corporate objectives and determined that 106% of the performance objectives had been achieved for the fiscal year ended January 31, 2019 and approved a bonus in the amount of 106% of Ms. Wong's target bonus amount.
Executive Change in Control and Severance Agreements
In June 2018, our board of directors approved a change in control and severance agreement for each of our named executive officers, which agreement would provide for certain severance and change in control benefits as described below. Each change in control and severance agreement will supersede any prior agreement or arrangement the named executive officer may have had with us that provides for severance and/or change in control payments or benefits.
Each change in control and severance agreement will have an initial term of three years commencing on the effective date of the agreement. On the third anniversary of the effective date of the agreement, the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control.
If a named executive officer’s employment is terminated outside the period beginning 60 days (or six months, in the case of Mr. Felt) before a change in control and ending 12 months (or 24 months, in the case of Mr. Felt) following a change in control, or the Change in Control Period, either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);

•	in the case of Mr. Felt only, a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which such termination occurs; and

•
payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);

•	a lump-sum payment equal to 100% (or 150% in the case of Mr. James) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•
payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•
100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

In the event of a termination described above during the Change in Control Period, that occurs as a result of a resignation by Mr. Felt for good reason and because of our change in control, Mr. Felt is required to offer to us, the acquiring entity or new entity following a merger (as applicable), to continue working in good faith for at least an additional nine months following the date of our change in control. In the event of a termination described above that qualifies Ms. Wong for severance benefits, if the termination occurs on or following a change in control, Ms. Wong is required to offer to the acquiring entity, or new entity following a merger, to continue working in good faith for at least an additional six months in the case of a termination of the named executive officer’s employment without cause (excluding by reason of death or disability), or 12 months in the case of such a termination that occurs as a result of a resignation by the named executive officer for good reason, following that date on which such termination otherwise would become effective in order to appropriately transition between responsibilities. With respect to each of Mr. Felt and Ms. Wong, if the named executive officer’s offer of transition assistance is accepted, the named executive officer will be paid a pro rata amount of the executive’s annual base salary and annual cash target bonus opportunity during the transition period.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

Non-Equity Incentive Plan Compensation
Our board of directors adopted an Executive Incentive Compensation Plan, or the Bonus Plan, in June 2018. The Bonus Plan will be administered by a committee appointed by our board of directors. Unless and until our board of directors determines otherwise, our compensation committee will be the administrator of the Bonus Plan. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our NEOs, determined by our compensation committee, based upon performance goals established by our compensation committee. Our compensation committee, in its sole discretion, will establish a target award for each participant under the Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as our compensation committee determines to be appropriate.
Under the Bonus Plan, our compensation committee will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, the performance goals may be based on generally accepted accounting principles, or GAAP, or non-GAAP results and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Bonus Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award. Our compensation committee also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.
Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.
Actual awards will generally be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Our compensation committee has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as our compensation committee determines in its sole discretion. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but no later than the dates set forth in the Bonus Plan.
Our board of directors will have the authority to amend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus without the participant's consent. The Bonus Plan will remain in effect until terminated in accordance with the terms of the Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of January 31, 2019.

		Number of Securities Underlying Unexercised Options				Stock Awards
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)(2)	Market Value of Shares that Have Not Vested ($)(2)
Joshua G. James	9/4/2014	616,921	—	25.50	9/3/2024
Bruce Felt	8/18/2014	154,230	—	25.50	9/3/2024
	1/31/2018					100,000	2,700,000
	02/21/2018					13,333	359,991
	11/04/2018					30,000	810,000
Catherine Wong	9/23/2013	45,089	—	8.40	10/7/2023
	9/4/2014	26,666	—	25.50	9/3/2024
	12/13/2014	666	—	25.50	1/28/2025
	11/16/2015	31,666	—	27.60	9/30/2026
	1/31/2018					57,292	1,546,884
	11/04/2018					30,000	810,000
________________

(1)
Stock option vests over four years, with 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting monthly over the following 36 months, subject to continued service.

(2)
This column represents the market value of the shares underlying the RSUs as of December 31, 2017, based on the closing price of our Class B common stock of $27.00 per share on January 31, 2019. The RSUs are scheduled to vest as to 25% of the RSUs on the one-year anniversary of the vesting commencement date, and 1/16th of the RSUs quarterly thereafter, provided that in no event will any RSUs vest before the earlier of (a) immediately prior to a change of control (as defined in our 2011 Equity Incentive Plan) and (b) the first scheduled vesting date occurring more than 180 days after the date of this prospectus. The vesting of RSUs on any such vesting dates is subject to the named executive officer’s continued service with us through such date.

401(k) Plan
We maintain a tax-qualified 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may participate in the 401(k) plan as of the first day of any month following 30 days of service to us, and participants may defer up to 100% of their eligible compensation, within the limits prescribed by the Code. We match 100% of the contributions that eligible participants make to the 401(k) plan up to 3.00% of the participants’ eligible compensation on a per-pay period basis. Contributions from 3.01% to 5.00% are matched at 50%. The 401(k) plan also permits us to make discretionary contributions to the 401(k) plan for the benefit of eligible participants. All participants’ interests in their deferrals and our matching contributions (other than discretionary matching contributions made by us) are 100% vested when contributed to the 401(k) Plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

Equity Compensation Plan Information
The following table provides information as of January 31, 2019 with respect to the shares of our Class B common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders(3)	4,184,461	$23.20	5,300,380
Equity compensation plans not approved by stockholders	—	—	—
Total	4,184,461		5,300,380

(1)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class B common stock underlying restricted stock units, which have no exercise price.

(2)	Includes 4,466,868 shares available for issuance under our 2018 Plan and 833,512 shares available for issuance under our 2018 ESPP.

(3)
Includes the following plans: the 2011 Equity Incentive Plan, the 2018 Plan and the 2018 ESPP. Our 2018 Plan provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2018 Plan) (a) 5% of the outstanding shares of Class A and Class B common stock as of the last day of the immediately preceding fiscal year, (b) 3,500,000 shares and (c) such number of shares determined by the board of directors. Our 2018 ESPP provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the least of (a) 1.5% of the outstanding shares of Class A and Class B common stock on the first day of each year, (b) 1,050,000 shares of Class B common stock and (c) an amount determined by the board of directors.

Insider Trading Policy

In connection with our initial public offering, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.
Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company. The first trade under a Rule 10b5-1 trading plan may not occur until the later of the termination of the next quarterly blackout period and 30 calendar days after the date the Rule 10b5-1 trading plan was adopted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 8, 2019 for:

•    each person who we know beneficially owns more than 5% of our common stock;
•    each of our directors;
•    each of our named executive officers; and
•    all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 3,263,659 shares of Class A common stock and 24,048,248 shares of Class B common stock outstanding as of April 8, 2019.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Class B common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 8, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Domo, Inc., 772 East Utah Valley Drive, American Fork, Utah 84003.

	Class A		Class B		% of Total Voting Power
Name	Shares	%	Shares	%
5% Stockholders
Cocolalla, LLC(2)	3,263,659	100%	—	—%	84.4%
BlackRock, Inc.(3)	—	—	4,381,597	18.2%	2.8%
Entities affiliated with Sylebra(4)	—	—	2,388,292	9.9%	1.5%
Entities affiliated with Institutional Venture Partners(5)	—	—	1,609,537	6.7%	1.0%
Entities affiliated with Benchmark Capital (6)	—	—	1,492,752	6.2%	1.0%
ArrowMark Colorado Holdings, LLC(7)	—	—	1,468,227	6.1%	1.0%
Named Executive Officers and Directors
Joshua G. James(8)	3,263,659	100%	719,064	2.9%	84.9%
Bruce Felt(9)	—	—	182,473	*	*
Catherine Wong(10)	—	—	125,408	*	*
Fraser Bullock(11)	—	—	106,428	*	*
Matthew Cohler(12)	—	—	1,492,752	6.2	1.0
Dana Evan	—	—	—	—	*
Mark Gorenberg(13)	—	—	111,389	*	*
Glenn Solomon(14)	—	—	—	—	*
Nehal Raj	—	—	—	—	*
Carine Clark(15)	—	—	—	—	*
Daniel Daniel(16)	—	—	—	—	*
All Executive Officers & Directors as a Group (11 persons)(17)	3,263,659	100%	2,737,514	11.0%	88.2%

*	Represents beneficial ownership or voting power of less than 1%.

(1)
Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class A common stock shall be entitled to 40 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to one vote per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)
Joshua G. James, our founder, chief executive officer and a director, is the managing member of Cocolalla, LLC, and he has sole power to vote and dispose of the shares, which are directly owned by Cocolalla, LLC. All of the shares directly owned by Cocolalla, LLC have been pledged as a security to a financial institution.

(3)	According to a Schedule 13G/A filed with the SEC on February 11, 2019, which reports sole dispositive power and sole voting power over 4,381,597 shares of our Class B common stock.

(4)
According to a Schedule 13G filed with the SEC on January 7, 2019, Sylebra HK Company Limited (“Sylebra HK”) may be deemed to beneficially own the shares of our Class B common stock by virtue of its position as the investment advisor to Sylebra Capital Management (“Sylebra Cayman”) in relation to Sylebra Capital Partners Fund, Ltd. and other advisory clients. Sylebra Cayman serves as the investment manager to Sylebra Capital Partners Master Fund Ltd and is the parent of Sylebra HK. Daniel Patrick Gibson owns 100% of the shares of Sylebra HK and Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman and Mr. Gibson may be deemed to share voting and dispositive power over the shares held for Sylebra Capital Partners Master Fund Ltd and other advisory clients.

(5)
According to a Schedule 13G filed with the SEC on February 14, 2019, the shares consist of (a) 1,367,597 shares of our Class B common stock held by Institutional Venture Partners XIII, L.P. (“IVP XIII”), (b) 240,663 shares of our Class B common stock held by Institutional Venture Partners XV, L.P. (“IVP XV”) and (c) 1,280 shares of our Class B common stock held by Institutional Venture Partners XV Executive Fund, L.P. (“IVP Executive Fund”). Institutional Venture Management XIII, LLC (“IVM XIII”) serves as the sole general partner of IVP XIII and has sole voting and investment control over the shares owned by IVP XIII and may be deemed to beneficially own the shares held by IVP

XIII. Institutional Venture Management XV, LLC (“IVM XV”) serves as the sole general partner of IVP XV and IVP XV EF and has sole voting and investment control over the shares owned by IVP XV and IVP XV EF and may be deemed to beneficially own the shares held by IVP XV and IVP XV EF. Todd C. Chafee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are Managing Directors of IVM XIII and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to beneficially own the shares held by IVP XIII. Todd C. Chafee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller, Dennis B. Phelps, Jules Maltz, Somesh Dash and Eric Liaw are Managing Directors of IVM XV and share voting and dispositive power over the shares held by IVP XV, and may be deemed to beneficially own the shares held by IVP XV. The address for these entities is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(6)
According to a Schedule 13G/A filed with the SEC on February 11, 2019, the shares consist of (a) 1,186,373 shares of our Class B common stock of our Class B common stock held by Benchmark Capital Partners VII, L.P. (“BCP VII”), (b) 131,757 shares of our Class B common stock held by Benchmark Founders’ Fund VII, L.P. (“BFF VII”) and (c) 174,622 shares of our Class B common stock are held by Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”). Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”) is the general partner of BCP VII, BFF VII and BFF VII-B and may be deemed to have sole power to vote the shares held by BCP VII, BFF VII and BFF VII-B. Matthew Cohler, Bruce Dunlevie, Peter Fenton, J. William Gurley, Kevin Harley, Mitchell Lasky, Steven Spurlock and Eric Vishria are members of BCMC VII and may be deemed to have shared power to vote the shares held by BCP VII, BFF VII and BFF VII-B. The address for Benchmark Capital Partners is 2965 Woodside Road, Woodside, CA 94062.

(7)
According to a Schedule 13G filed with the SEC on February 14, 2019, which reports sole dispositive power and sole voting power over 1,468,227 shares of our Class B common stock. The address for ArrowMark Colorado Holdings, LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(8)
Consists of (a) 3,263,659 shares of Class A common stock held of record by Cocolalla, LLC, (b) 100,000 shares of our Class B common stock held of record by Mr. James, (c) 2,143 shares of our Class B common stock held of record by Marina James, Mr. James’ wife and (d) options to purchase 616,921 shares of Class B common stock held of record by Mr. James that are exercisable within 60 days of April 8, 2019. 3,263,659 shares of Class A common stock held by Cocolalla, LLC and 100,000 shares of Class B common stock held by Mr. James have been pledged as a security to a financial institution.

(9)	Consists of (a) 28,243 shares of our Class B common stock held by Mr. Felt and (b) options to purchase 154,230 shares of Class B common stock that are exercisable within 60 days of April 8, 2019.

(10)	Consists of (a) 17,988 shares of our Class B common stock held by Ms. Wong and (b) options to purchase 107,420 shares of our Class B common stock that are exercisable within 60 days of April 8, 2019.

(11)	Consists of (a) 97,762 shares of Class B common stock held of record by Bullock Family 101 Trust and (b) 8,666 shares of Class B common stock held of record by Bullock Family 2003 Gift Trust.

(12)
Consists of 1,492,752 shares of Class B common stock held by BCP VII, BFF VII and BFF VII-B. Please see footnote 6 regarding Mr. Cohler’s voting and investment power over the shares held by BCP VII, BFF VII and BFF VII-B. Mr. Cohler resigned from our board of directors in March 2019.

(13)
Consists of (a) 93,934 shares of Class B common stock held by Zetta Venture Partners I, L.P. and (b) options to purchase 17,455 shares of our Class B common stock that are exercisable within 60 days of April 8, 2019. Zetta Equity Partners I, LLC is the general partner of Zetta Venture Partners I, L.P. Mr. Gorenberg and Ashley Fontana are the managing directors of Zetta Equity Partners I, LLC and share voting and investment control over the shares held by Zetta Venture Partners I, L.P.

(14)	Mr. Solomon resigned from our board of directors in March 2019.

(15)	Ms. Clark did not join our board of directors until March 2019.

(16)	Mr. Daniel did not join our board of directors until April 2019.

(17)	Includes 896,026 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of April 8, 2019.

RELATED PERSON TRANSACTIONS
The following is a summary of transactions since February 1, 2018 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”
Related Party Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.
Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000;

•	transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.
No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related party’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.
In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.
The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Investors’ Rights Agreement
We have entered into an investors’ rights agreement with certain holders of convertible preferred stock, including Mr. James, our founder, chief executive officer and chairman, Cocolalla, LLC, and entities affiliated with each of IVP, Benchmark Capital, GGV Capital, and BlackRock. As of January 31, 2019, the holders of 14,098,937 shares of our Class A and Class B common stock or their transferees, are entitled to rights with respect to the registration of their shares under the Securities Act.
Voting Agreement
Prior to our IPO, the election of the members of the board of directors was governed by a voting agreement with certain of the holders of our outstanding capital stock, including Mr. James and entities affiliated with Benchmark Capital and TPG. Upon the completion of our IPO, the obligations of the parties to the voting agreement terminated, and none of our stockholders has any special rights regarding the nomination, election or designation of members of the board of directors.
Other Transactions
We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Executive Compensation— Executive Employment Arrangements.”
We have granted stock options and restricted stock units to our executive officers and to one of our directors. For a description of these options and restricted stock units, see “Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation.”
We have entered into indemnification agreements with our directors and executive officers.
Joshua G. James, our founder and chief executive officer and one of our directors, and his wife purchased an aggregate of 101,700 shares of our Class B common stock in our IPO at the initial public offering price and on the same terms as the other purchasers in that offering.

In June 2018, we terminated our non-exclusive aircraft dry lease agreement with JJ Spud LLC, an entity controlled by Mr. James, our founder, chief executive officer and chairman.  The agreement allowed us to use an aircraft owned by JJ Spud LLC for our business on an as-needed basis. Under the agreement, we paid $3,275.65 per flight hour for use of the aircraft. We believe we received favorable pricing under this agreement due to the fact that the hourly rate paid for the use of the aircraft was less than the actual operational costs incurred by JJ Spud LLC as owner of the aircraft and Mr. James did not profit from the use of the aircraft. We were also responsible for taxes relating to our use of the aircraft. During the fiscal year ended January 31, 2019 and prior to the termination of our agreement with JJ Spud LLC, we incurred expenses of approximately $0.2 million related to the use of this plane.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Stock Market.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and The Nasdaq Global Market. Such directors, executive officers, and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended January 31, 2019, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

2019 Annual Report and SEC Filings

Our financial statements for the fiscal year ended January 31, 2019 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at https://www.domo.com/ir and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Domo, Inc., 772 East Utah Valley Drive, American Fork, UT 84003.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Silicon Slopes, Utah
May 20, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

DOMO, INC.

June 4, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of annual meeting, proxy statement and form of proxy card are available at http://www.astproxyportal.com/ast/22257

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20730000000000001000 4 060419

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Joshua G. James
- ○ Fraser Bullock
- ○ Carine S. Clark
- ○ Daniel Daniel
- ○ Dana Evan
- ○ Mark Gorenberg
- ○ Nehal Raj

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2020.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

DOMO, INC.

Proxy for Annual Meeting of Stockholders on June 4, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Julie Kehoe and Peter Lowry, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Domo, Inc., to be held June 4, 2019, at 767 Auto Mall Drive, Suite 3, American Fork, Utah 84003, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475